Exhibit 99.1

NEWS RELEASE Contacts: Geoff Banta, EVP & CFO AMERISAFE, Inc. 337-463-9052 Ken Dennard, Managing Partner Karen Roan, Sr.VP DRG&E / 713-529-6600
AMERISAFE ANNOUNCES SECOND QUARTER RESULTS
     DeRidder, LA – August 14, 2006 — AMERISAFE, Inc. (Nasdaq: AMSF) today announced results for the three months and six months ended June 30, 2006.
     Gross premiums written in the second quarter totaled $92.2 million, an increase of 3.6 percent over gross premiums written of $89.0 million for the second quarter of 2005. Second quarter revenues totaled $79.2 million, a 17.0 percent increase over revenues of $67.7 million in the prior year period. Net investment income increased to $5.8 million in the second quarter, from $3.9 million for the same period last year.
     Net income in the second quarter was $7.8 million compared to a net loss of $7.5 million in the 2005 second quarter, when the Company increased its prior year net loss reserves by $13.2 million. Net income includes realized capital gains of $1.1 million (before tax) in the second quarter of 2006 and $0.5 million (before tax) in the second quarter of 2005. Net income for the second quarter of 2006 also includes a $0.6 million decrease in a tax accrual related to the resolution of prior year taxes.
     For the six months ended June 30, 2006, gross premiums written totaled $173.0 million, a 7.8 percent increase over gross premiums written of $160.5 million for the same period in 2005. Year to date revenues for 2006 totaled $154.4 million, a 15.4 percent increase over revenues of $133.8 million in the same period last year. Net investment income increased to $11.8 million for the six months ended June 30, 2006, from $7.7 million in 2005.
     Net income for the six months ended June 30, 2006 was $15.1 million compared to a net loss of $4.3 million for the same period in 2005. In the first half of 2005, AMERISAFE recorded pre-tax loss and loss adjustment expenses (LAE) of $8.7 million for claims occurring in prior years, and $13.2 million related to the commutation of reinsurance contracts with Converium Reinsurance (North America). Net income for the six months ended June 30, 2006 includes realized capital gains of $2.2 million (before tax) compared to $0.8 million (before tax) for the same period in 2005.
     In anticipation of its initial public offering, AMERISAFE effected a 72-for-one reverse stock split effective as of October 27, 2005, reducing the number of then-outstanding shares of common stock to 299,774 shares. On November 23, 2005, AMERISAFE completed its initial public offering, issuing 8.0 million shares of its common stock at $9.00 per share. Upon completion of the IPO, holders of AMERISAFE’s Series A preferred stock exchanged the outstanding shares of this series of preferred stock for 9.1 million shares of common stock. As a result of the exchange of Series A preferred stock for shares of the Company’s common stock, under the terms of our articles of incorporation, holders of the Company’s outstanding convertible preferred stock are no longer entitled to receive dividends. At June 30, 2006, there were 17.4 million shares of common stock outstanding.
     In the second quarter of 2006, diluted earnings per share allocable to common shareholders were $0.39, compared to $(33.03) in the same period of 2005. Weighted average diluted shares outstanding for the second quarter of 2006 were 17,427,662 shares compared to 299,774 shares in the second quarter of 2005. For the first half of 2006, diluted earnings per share allocable to common shareholders were $0.76, compared to $(30.04) in the same period of 2005. Weighted average diluted shares outstanding for the first half of 2006 were 17,426,347 compared to 299,774 shares in the first half of 2005. The issuance of 17.1 million shares of common stock in November 2005 (and the resulting calculation of weighted average shares outstanding) and the elimination of the obligation to pay preferred stock dividends will impact period-to-period comparisons of our reported earnings per share for the remainder of 2006.
     The net combined ratio for the second quarter of 2006 was 95.2% compared to 125.7% for the same period in 2005. Loss and loss adjustment expenses for the second quarter of 2006 totaled $50.4 million, or 69.9% of net premiums earned, compared to $64.5 million, or 102.2% of net premiums earned for the same period in 2005. Total underwriting expenses, including commissions and salaries and benefits, for the second quarter were $18.1 million, or 25.1% of net premiums earned, compared to $14.6 million, or 23.2% of net premiums earned, for the second quarter of 2005.
     The net combined ratio for the first half of 2006 was 95.1% compared to 112.2% for the same period in 2005. Loss and loss adjustment expenses for the first half of 2006 totaled $98.2 million, or 70.2% of net premiums earned, compared to $110.4 million, or 88.3% of net premiums earned for the same period in 2005. Total underwriting expenses, including commissions and salaries and benefits, for the first half of 2006 were $34.5 million, or 24.7% of net premiums earned, compared to $29.6 million, or 23.6% of net premiums earned, for the first half of 2005.
     Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with our financial performance in the second quarter and first half of the year. We continue to grow our top line while maintaining our pricing, and we have had significant increases in both our invested asset base and net investment income. At the same time, the second quarter was the fourth consecutive quarter in which we experienced no prior year loss development. I believe that we are on target to meet the financial objectives we set for 2006, including growth in gross premiums written, combined ratio and return on shareholders’ equity.”

2006 Outlook
     The Company is reaffirming its guidance for the full year and presently expects gross premiums written of between $317 million and $325 million, a combined ratio of less than 96 percent, and a return on average equity of approximately 15 percent. AMERISAFE calculates return on average equity by dividing net income by the average of shareholders’ equity plus redeemable preferred stock.
Conference Call Information
     AMERISAFE has scheduled a conference call today at 10:00 a.m. Eastern Time to discuss the Company’s results for the second quarter and first half of 2006 and to comment on management’s outlook for future periods. To participate in the conference call dial 303-262-2125 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through August 28, 2006. To access the replay, dial 303-590-3000 and use the pass code 11067062#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.
About AMERISAFE
     AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE markets workers’ compensation insurance in 27 states and the District of Columbia.
     Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” anticipate,” “expect,” estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2005. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)
Revenues:
Gross premiums written	$92,151	$88,949	$172,969	$160,524
Ceded premiums written	(4,724)	(4,862)	(9,175)	(9,697)

Net premiums written	$87,427	$84,087	$163,794	$150,827

Net premiums earned	$72,107	$63,115	$139,981	$125,032
Net investment income	5,843	3,932	11,816	7,650
Net realized gains on investments	1,081	547	2,235	774
Fee and other income	198	144	355	306

Total revenues	79,229	67,738	154,387	133,762

Expenses:
Loss and loss adjustment expenses incurred	50,376	64,518	98,246	110,436
Underwriting and other operating costs	18,100	14,617	34,530	29,567
Interest expense	843	686	1,656	1,326
Policyholder dividends	175	215	347	386

Total expenses	69,494	80,036	134,779	141,715

Income (loss) before taxes	9,735	(12,298)	19,608	(7,953)
Income tax expense (benefit)	1,917	(4,777)	4,554	(3,669)

Net income (loss)	$7,818	$(7,521)	$15,054	(4,284)

Preferred dividends	—	(2,381)	—	(4,720)

Net income (loss) available to common shareholders	$7,818	$(9,902)	$15,054	$(9,004)

AMERISAFE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (cont.)
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)
Basic EPS:
Net income (loss) available to common shareholders	$7,818	$(9,902)	$15,054	$(9,004)

Portion allocable to common shareholders	87.8%	100.0%	87.8%	100.0%
Net income (loss) allocable to common shareholders	$6,862	$(9,902)	$13,212	$(9,004)

Basic weighted average common shares	17,422,406	299,774	17,421,569	299,774
Basic earnings per common share	$0.39	$(33.03)	$0.76	$(30.04)

Diluted EPS:
Net income (loss) allocable to common shareholders	$6,862	$(9,902)	$13,212	$(9,004)

Diluted weighted average common shares:
Weighted average common shares	17,422,406	299,774	17,421,569	299,774
Stock Options	—	—	—	—
Restricted Stock	5,526	—	4,778	—

Diluted weighted average common shares	17,427,662	299,774	17,426,347	299,774

Diluted earnings per common share	$0.39	$(33.03)	$0.76	$(30.04)

AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)
Assets
Investments	$585,568	$533,618
Cash and cash equivalents	31,187	49,286
Amounts recoverable from reinsurers	118,899	122,562
Premiums receivable, net	143,839	123,934
Deferred income taxes	25,518	22,413
Deferred policy acquisition costs	19,630	16,973
Deferred charges	4,101	3,182
Other assets	27,403	20,352

	$956,145	$892,320

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$505,060	$484,485
Unearned premiums	148,337	124,524
Insurance-related assessments	39,739	35,135
Subordinated debt securities	36,090	36,090
Other liabilities	64,409	64,740

Redeemable preferred stock	50,000	50,000

Total shareholders’ equity	112,510	97,346

Total liabilities, redeemable preferred stock and shareholders’ equity	$956,145	$892,320

AMERISAFE, INC. AND SUBSIDIARIES
Selected Insurance Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)
Current accident year loss ratio (1)	69.9%	71.9%	70.2%	70.8%
Prior accident year loss ratio (2)	0.0%	30.3%	0.0%	17.5%

Net loss ratio	69.9%	102.2%	70.2%	88.3%

Net underwriting expense ratio (3)	25.1%	23.2%	24.7%	23.6%

Net dividend ratio (4)	0.2%	0.3%	0.2%	0.3%

Net combined ratio (5)	95.2%	125.7%	95.1%	112.2%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.

(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.

(3)	The net underwriting expense ratio is calculated by dividing underwriting and other operating costs by the current year’s net premiums earned.

(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.

(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.